EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ICT Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-32623, 333-56187, 333-55702, 333-97357 and 333-111531) of ICT Group, Inc. of our reports dated March 13, 2009, with respect to the consolidated balance sheets of ICT Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of ICT Group, Inc.

Our report dated March 13, 2009 on the consolidated financial statements refers to the adoption of the provisions of FASB Interpretation No. 48, Accounting forUncertainty in Income Taxes, effective January 1, 2007.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 13, 2009